FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE 3Q EARNINGS FROM CONTINUING OPERATIONS

$32.5 MILLION – $1.09 PER SHARE – ON $361.5 MILLION SALES

Third Quarter Tax Benefit Contributes About $.10 Per Share

BELLEVUE, Wash., September 3, 2009 — Esterline Corporation, (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today reported fiscal 2009 third quarter (ended July 31) income from continuing operations of $32.5 million, or $1.09 per diluted share, on sales of $361.5 million. Earnings include a tax benefit of approximately $.10 per share. Year-ago income from continuing operations was $18.4 million, or $.61 per diluted share, on sales of $363.5 million.

Robert W. Cremin, Esterline CEO, said, “…Esterline posted a very solid quarter, keeping us on pace with our full-year guidance despite continued uncertainty in the commercial airline industry.” Esterline’s full-year earnings guidance now stands at $3.10 to $3.30 per share, reflecting the third quarter tax benefit.

Cremin said, “...we feel good going into our fourth quarter, though our guidance range reflects some caution.” He said commercial aviation spares sales appear to have bottomed as customers work to balance inventory levels, but he noted that “...these sales can be difficult to forecast accurately due to short lead times.” The extent of the business jet market decline also continues to affect the performance of certain operations, especially in the company’s Sensors & Systems segment.

Cremin reiterated comments he made last quarter regarding the timing of military countermeasure flares shipments. He said, “...the scarcity of specialized ships for transporting foreign orders of these products continues to be an issue. We know the orders will ship; we just aren’t certain at this point if they’ll ship in fiscal 2009 or push into 2010.”

Gross margin improved in the quarter as a percentage of sales to 32.4%, compared to 31.2% in the same period a year ago. Cremin said the margin increase was due “…primarily to improved performance in our Avionics & Controls segment.”

He said, “…we continue to focus on operational excellence—making appropriate adjustments to individual business circumstances.” He noted that the company has continued to tighten SG&A (selling, general and administrative) expenses. He also said that R&D spending “…is coming down to our more normalized level of 4.5%, following the ramp-up over the last several years to win positions on significant new programs, such as the JSF, 787 and T-6B.”

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Page 2 of 4 Esterline Reports Third Quarter 2009

“Investing in the future remains a cornerstone of our strategy,” he said, adding that Esterline “…recently stepped up to partner with Rolls-Royce to develop the sensors for its new Trent XWB engine for the Airbus A350.” He said, “…we’re also in the midst of several important plant expansions to prepare for the growth we anticipate as new programs come on-line and economic conditions improve.”

The effective income tax rate for the third quarter of 2009 was 8.5% including a reversal of prior expenses related to the application of certain foreign tax laws, and a tax benefit associated with the reconciliation of the prior year’s tax returns. The tax rate excluding these two events was 17.5%. Last year’s effective income tax rate was 25.3%.

Income from discontinued operations in the third quarter of 2009 was less than $.01 per diluted share, compared with $.07 per diluted share in the prior-year period. Net income was $32.6 million, or $1.09 per diluted share, compared with $20.5 million, or $.68 per diluted share, in the prior-year period.

For the first nine months of fiscal 2009, Esterline reported net earnings from continuing operations of $69.3 million, or $2.32 per diluted share, on sales of $1.03 billion. This compared with net earnings from continuing operations of $72.1 million, or $2.41 per diluted share, on $1.08 billion in sales for the same period in 2008. Income from discontinued operations in the first nine months of 2009 was $.54 per diluted share, compared with $.15 per diluted share in the prior-year period. Net income was $85.3 million, or $2.86 per diluted share, compared with $76.7 million, or $2.56 per diluted share, in the prior-year period.

New orders for the first nine months of 2009 were $1.01 billion compared with $1.15 billion for the same period in 2008. Backlog was $1.07 billion compared with $1.02 billion at the end of the prior-year period and $1.1 billion at the end of fiscal 2008.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K

Page 3 of 4 Esterline Reports Third Quarter 2009

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three months ended		Nine months ended
	July 31, 2009	August 1, 2008	July 31, 2009	August 1, 2008
Segment Sales
Avionics & Controls	$171,027	$147,926	$468,606	$438,008
Sensors & Systems	84,460	103,320	255,770	294,193
Advanced Materials	105,999	112,218	306,329	346,621

Net Sales	361,486	363,464	1,030,705	1,078,822

Cost of Sales	244,339	250,106	698,808	728,864

	117,147	113,358	331,897	349,958

Expenses
Selling, general and administrative	59,694	60,957	174,038	178,082
Research, development and engineering	14,868	21,460	50,560	68,138

Total Expenses	74,562	82,417	224,598	246,220

Other
Other expense	218	--	7,946	86

Total Other	218	--	7,946	86

Operating Earnings From Continuing Operations	42,367	30,941	99,353	103,652

Interest income	(168)	(1,066)	(949)	(3,297)
Interest expense	7,024	7,339	21,370	22,517
Gain on derivative financial instruments	--	--	--	(1,850)

Other Expense, Net	6,856	6,273	20,421	17,370

Income From Continuing Operations
Before Income Taxes	35,511	24,668	78,932	86,282
Income Tax Expense	3,009	6,232	9,493	13,981

Income From Continuing Operations
Before Minority Interest	32,502	18,436	69,439	72,301
Minority Interest	(24)	(36)	(136)	(229)

Income From Continuing Operations	32,478	18,400	69,303	72,072

Income From Discontinued Operations,
Net of Tax	163	2,082	15,994	4,579

Net Earnings	$32,641	$20,482	$85,297	$76,651

Earnings Per Share – Basic:
Continuing Operations	$1.09	$.62	$2.33	$2.45
Discontinued Operations	.01	.07	.54	.15

Earnings Per Share – Basic	$1.10	$.69	$2.87	$2.60

Earnings Per Share – Diluted:
Continuing Operations	$1.09	$.61	$2.32	$2.41
Discontinued Operations	.00	.07	.54	.15

Earnings Per Share – Diluted	$1.09	$.68	$2.86	$2.56

Weighted Average Number of Shares Outstanding – Basic	29,736	29,575	29,701	29,466

Weighted Average Number of Shares Outstanding – Diluted	29,870	29,994	29,855	29,894

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Page 4 of 4 Esterline Reports Third Quarter 2009

Consolidated Balance Sheet (unaudited)
In thousands	July 31,	August 1,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$148,807	$162,552
Accounts receivable, net	248,476	249,083
Inventories	296,398	298,461
Income tax refundable	9,453	6,495
Deferred income tax benefits	28,636	31,907
Prepaid expenses	17,013	15,774
Other current assets	19,240	--

Total Current Assets	768,023	764,272

Property, Plant and Equipment, Net	243,955	215,909

Other Non-Current Assets
Goodwill	743,864	651,381
Intangibles, net	435,433	339,146
Debt issuance costs, net	7,612	7,957
Deferred income tax benefits	65,518	46,041
Other assets	8,541	25,715

	$2,272,946	$2,050,421

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$70,754	$88,763
Accrued liabilities	211,208	181,583
Credit facilities	3,798	8,550
Current maturities of long-term debt	798	8,649
Federal and foreign income taxes	4,372	14,173

Total Current Liabilities	290,930	301,718

Long-Term Liabilities
Long-term debt, net of current maturities	509,776	390,221
Deferred income taxes liabilities	129,006	118,307
Other liabilities	98,557	54,051

Commitments and Contingencies	--	--
Minority Interest	2,933	2,643

Shareholders’ Equity	1,241,744	1,183,481

	$2,272,946	$2,050,421